SEVENTH AMENDMENT TO THE
RUBY TUESDAY, INC. 2005 DEFERRED COMPENSATION PLAN

THIS SEVENTH AMENDMENT to the Ruby Tuesday, Inc. 2005 Deferred Compensation Plan (the “Plan”) is made on this 29 day of July, 2015 by Ruby Tuesday, Inc., a corporation duly organized and existing under the laws of the State of Georgia (the “Primary Sponsor”).

WHEREAS, the Primary Sponsor maintains the Plan, which was last amended and restated by an indenture effective as of January 1, 2005 and has been subsequently amended six times since such date; and

WHEREAS, the Primary Sponsor now desires to amend the Plan to revise the matching contribution formula and to provide full vesting of matching contributions.

NOW, THEREFORE, the Primary Sponsor does hereby amend the Plan as follows:

1.           By deleting, effective for payroll periods beginning on and after to September 2, 2015, the existing Section 3.2 and substituting therefor the following:

“3.2           Matching Contributions.

(a)           Each Plan Sponsor proposes to credit for allocation to a Member’s Company Matching Account an amount equal to a discretionary percentage, as determined by the Primary Sponsor, of no less than twenty-five percent (25%) of a Member’s Deferral Amounts, to the extent such Deferral Amounts do not exceed a discretionary percentage, as determined by the Primary Sponsor, of the Member’s Annual Compensation of not less than the first three percent (3%) of such Annual Compensation and not in excess of the first six percent (6%) of such Annual Compensation.

(b)           Plan Sponsor contributions made pursuant to this Section 4 may be made in cash or in kind at the discretion of the Plan Sponsor.

(c)           Notwithstanding any other provision of the Plan to the contrary, for any Member who (1) is also a ‘Participant’ in the Ruby Tuesday, Inc. Executive Supplemental Pension Plan (as such term is defined in such plan) and (2) holds a position of Senior Vice President or above (an ‘Excluded Member’), then, beginning with the Plan Year following the year in which a Member becomes an Excluded Member, such Member shall no longer receive matching credits under Section 4.1(a) of the Plan.  Members who meet the criteria for ‘Excluded Members’ in the 2006 Plan Year shall no longer receive matching credits under Section 4.1(a) of the Plan beginning with the 2007 Plan Year.  Notwithstanding the immediately preceding sentence, if at the end of a Plan Year, a Member ceases to meet the criteria for being an Excluded Member (whether by reason of demotion, job reclassification, or otherwise), then such Member shall again be eligible for matching credits under Section 4.1(a) as of the beginning of the following Plan Year; provided such Member is otherwise eligible for matching credits hereunder.

(d)           With respect to matching credits under Subsection (a), the Primary Sponsor may, in its discretion, allocate such credits as of the last day of any time period specified by the Primary Sponsor (which period may be no shorter than a payroll period and no longer than a Plan Year).  A Member must be an Eligible Employee as of the last day of any such period to be eligible to receive any such matching credit.”

2.           By deleting, effective for Participants who have not experienced a Termination of Employment prior to September 2, 2015, the existing Section 4.2 and substituting therefor the following:

“4.2           Vesting.  A Participant shall be fully vested in his Account at all times.”

Except as specifically amended hereby, the Plan shall remain in full force and effect prior to this Seventh Amendment.

IN WITNESS WHEREOF, the Primary Sponsor has caused this Seventh Amendment to be executed on the day and year first above written.

RUBY TUESDAY, INC.

By:           /s/ James J. Buettgen
Name:      James J. Buettgen
Title:        Chairman, President & Chief Executive Officer

ATTEST:

By:           /s/ Rhonda Parish
Name:      Rhonda Parish
Title:        Chief Legal Officer & Secretary

[CORPORATE SEAL]